MUNIHOLDINGS INSURED FUND II, INC.
                      MUNIHOLDINGS INSURED FUND III, INC.
                      MUNIHOLDINGS INSURED FUND IV, INC.
                                 P.O. Box 9011
                       Princeton, New Jersey 08543-9011
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               ***IMPORTANT NOTICE REGARDING YOUR INVESTMENT***

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Dear Stockholder:

We are writing to inform you that the Special Meeting of stockholders of the above-listed funds has been adjourned until July 25, 2000. The proposal being considered is the approval or disapproval of an Agreement and Plan of Reorganization among the funds, under which MuniHoldings Insured Fund II, Inc. ("Insured II") will acquire substantially all of the assets of MuniHoldings Insured Fund III, Inc. and MuniHoldings Insured Fund IV, Inc. solely in exchange for an equal aggregate value of newly-issued shares of Insured II Common Stock and shares of a newly-created series of Auction Market Preferred Stock of Insured II.

Our records indicate that we have not yet received voting instructions for your account(s). In an effort to avoid any further expenses to the fund, we are asking you to please take a moment right now to submit your vote. A new meeting date has been set for July 25, 2000. In order for your vote to be counted and to avoid further solicitation, we must receive your voting instructions on or before July 25, 2000.

 The Board of Directors of each Fund has carefully reviewed the proposal and, for the reasons set forth in the proxy statement, unanimously recommends a vote in favor of the proposal.

For your convenience, we have established three easy and quick methods by which to register your vote:

[GRAPHIC OMITTED]   1. By Phone:     Please call Shareholder Communications
                       --------      Corporation  toll free at 1-800-553-1752.
                                     Representatives are available to take your vote Monday through Friday between the hours of 9:00 a.m. and 11:00 p.m. and Saturday from 12:00 p.m. to 6:00 p.m.
                                     Eastern Time.

[GRAPHIC OMITTED]   2. By Internet:  Visit www.proxyvote.com and enter the
                       -----------   12-digit control number located on your
                                     proxy card.

[GRAPHIC OMITTED]   3.  By Mail:     Return your executed proxy in the enclosed
                        -------      postage paid envelope, so that it will be
                                     received by July 25, 2000.


If you have any questions regarding the meeting agenda or the execution of your proxy, please call Shareholder Communications Corporation at 1-800-553-1752.

Thank you for your prompt attention.